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                                                                      EXHIBIT 15




                                 March 5, 1996





Ohio Edison Company and
Ohio Edison Financing Trust II:

                 We are aware that Ohio Edison Company and Ohio Edison Financing Trust II have incorporated by reference in this Registration Statement, Ohio Edison Company's Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995 which include our reports dated May 4, 1995, August 2, 1995 and November 3, 1995, respectively, covering the unaudited interim consolidated financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of this Registration Statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                                        Very truly yours,



                                        ARTHUR ANDERSEN LLP